Exhibit 99.1

For Immediate Release

T. Kay Hastings
Senior VP – Human Resources
281-491-9181

Imperial Sugar Company Announces Appointment of

John C. Sheptor as Chief Operating Officer

Sugar Land, TX—(February 12, 2007)- Imperial Sugar Company (NASAQ:IPSU) announced today that John Sheptor has joined the company as executive vice president and chief operating officer, a position that had been vacant since December 2005. Sheptor will be responsible for all operations and supply chain logistics, commodities management as well as sales, marketing, and customer service that supports Imperial’s evolving go-to-market strategies. He will report to President and CEO Robert A. Peiser, who will continue to oversee the finance, human resource, legal functions and IT functions.

Sheptor, 48, brings an extensive background in operational management as well as strong experience in the sweetener industry. He was Executive Vice President of Merisant Worldwide, Inc., the distributor of Equal® from 2001 to 2004 where he led all global operations, including manufacturing, R&D and Information Technologies. Prior to that position, he held supply chain and manufacturing positions for Monsanto Company with a substantial international focus. Most recently, he was chief operating officer for the Partnership for Supply Chain Management, a NGO funded by the President’s Emergency Plan for Aids Relief and focused on improving health care and pharmaceutical management in the developing world. He received a B.S. degree from Rensselaer Polytechnic Institute and a M.B.A. degree from Tulane University.

“I am very excited about our ability to recruit an executive of John’s caliber and experience,” said Peiser. “Our recent focus on insuring that we maintain a best in class customer service focus through improved processes and systems investment will be aided by his strong background in this area. In addition, John’s international experience will be of particular value as our industry evolves with respect to an open border with Mexico. His experience in other areas of the sweetener business will also be very helpful as we attempt to broaden our product portfolio beyond the innovative packaging advances for which we have become well known within the sugar industry. Finally, his presence will enable me to devote more time to the strategic opportunities that are in front of us and the large number of industry and governmental issues that affect us.”

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Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future energy costs, future operating results, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations, and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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